Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form’s S-3 (No. 333-175982), and S-8 (No. 333-169338) of Chesapeake Midstream Partners, L.P. of our reports dated February 29, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

February 29, 2012